EXHIBIT 99.1

BusinessWeek

Krispy Kreme's Problems: Not "Fatal"; The doughnut maker's chief, Stephen Cooper, talks about the challenges he's tackling in leading the chain out of a hole

5 December 2005

When turnaround specialist Stephen Cooper took the helm of Krispy Kreme Doughnuts (KKD ) last January, the company was reeling. Krispy Kreme's stock price was down more than 80% from its all-time high, some franchisees were in revolt, and prior CEO Scott Livengood had departed under the cloud of a Securities & Exchange Commission inquiry into the company's accounting.

Given Cooper's history of taking troubled companies into bankruptcy as a way to clean up their problems, some investors wondered whether Krispy Kreme was headed toward Chapter 11. But since January, Cooper has succeeded in securing $225 million in new financing and shuttered dozens of underperforming stores -- all the while keeping Krispy Kreme out of bankruptcy (see BW Online, 11/23/05, "Krispy Kreme Has That Glazed Look"). On Nov. 18, Cooper spoke with Dean Foust, BusinessWeek's Atlanta bureau chief, about the state of the turnaround. Edited excerpts follow:

You're 10 months into the job, and yet the company has operated in the dark during much of that time, which has many investors I talked to spooked. What's the prognosis?

Things are going well. We've taken a number of steps to improve the business. We, first of all, ensured we had adequate liquidity, so we did the [refinancing] in February or March. We began to size the organization as appropriate with the existing levels of business. We've taken steps to deal with a very small number of troubled franchisees. All in all, we've made a lot of progress. That's not to say there's not a long way to go, but I'm very happy with where we are.

There are some investors -- namely, short sellers -- who believe the company isn't out of the woods, and that Krispy Kreme is still at risk of slipping into bankruptcy.

As I said about a year ago, I don't see any compelling reason why this company would be a bankruptcy candidate. We took care of the balance sheet. The company continues to perform well. The company-owned stores are continuing to do well. We have a couple of troubled joint venture or franchisee issues, but I'm comfortable that over time those will be resolved.

The store count has fallen from a peak of 435 to around 350. Do you see it shrinking further? Or have you closed every store you need to close, and do you plan to start growing again?

Today we have domestically 349 stores. My own personal view is as we go forward, particularly on an international level where we are tremendously underdeveloped, we will be strictly a franchising operation. With 349 stores, we are by no stretch of the imagination approaching the saturation point for our retail outlets.

A big concerns among some investors is that your loan covenants give you until mid-December to produce restated financials and if you can't, you could be in default. How big a risk is that?

We've thrown a lot of resources against [the December deadline]. I'm hopeful we're going to meet that. While I'm very hopeful, if it seems that date is in question we'll go back to our lenders to deal with it.

This is a technical issue. The lenders lent us the money without financials being available. That gives you a sense of the value they see in Krispy Kreme. I don't look at this as anything that is going to be an insurmountable issue.

Don't you also face a risk in the coming months of having your stock delisted if you can't close the gap on some of the missing earnings reports?

We continue to work closely with the exchange and keep them informed. We'll continue to communicate. I don't believe that, at the moment, this is a critical issue.

A lot of investors are in the dark about your earnings and are trying to come up with their own estimates of your profitability. One investor I spoke to looked at the bankruptcy filings of [Canadian franchisee] KremeKo and [U.S. franchisee] Freedom Rings. He noted that their average weekly sales were close to the average weekly sales for the Krispy Kreme system and concluded that since KremeKo and Freedom Rings were losing money at those levels, the company must currently be losing money too. Is that a fair conclusion?

KremeKo in Canada was not operated by Krispy Kreme, either by cost structure or bottom line. You know that KremeKo in its reconstituted form is going to become a wholly owned subsidiary of Krispy Kreme. We wouldn't have done that if we were not confident it would be a positive addition to our company.

KremeKo was, in my view, not anywhere as well managed as it should be. That's why it ultimately went into bankruptcy. [But] we're pleased with where KremeKo is at the moment. It's performing pretty nicely.

What about this investor's conclusion that Krispy Kreme must now be unprofitable?

Until we get our restated financials, that's something I can't comment on.

Krispy Kreme has also been sued by three troubled franchisees, each of whom accuse the company -- some more directly than others -- of attempting to push them into bankruptcy as a ploy to buy their assets on the cheap. One of the franchisees says you stopped shipping them the raw materials they needed and that they had to go to court to get you to keep shipping. What's your response?

Since this is active litigation, I can't go into it in depth. I can assure you that the company has no such plan to force anybody into bankruptcy. We have no such plan wanting to acquire their assets cheaply in any shape or form.

When we sell products to our franchises, we have an expectation they will pay us. If you look at some of these franchisees, they had a view that we should sell product to them for free.

We've got a lot of happy franchisees. The couple that are disgruntled, I think you would have to look at their operations and how they managed [them]. As a practical matter, would we like to be on good terms with all of our franchisees? Absolutely. I think from Krispy Kreme's perspective, we hope they have the operational skills and financial resiliency to work through their own problems.

How does the job of trying to turn around Krispy Kreme compare to some of your earlier turnarounds?

[Krispy Kreme] has a great product. It has a tremendously loyal customer base. It is certainly clear we stubbed our toe or tripped a bit. Years ago I represented Federated Department Stores (FD ) after it had crashed and burned, and look where it is today. Years ago, I represented Laidlaw [International] (LI ). It's now an investment-grade credit on the New York Stock Exchange.

I did the [restructuring] for Washington Group International (WGII ), and it's now one of the world's largest construction companies. It is very possible [for Krispy Kreme] to grow again at a reasonable trajectory. Me and my colleagues were impressed enough with the company's product and customer loyalty to be prepared to take our "success fee" in equity.

I ran Enron for three to four years. That was a bigger mess, I can assure you. [Krispy Kreme] really does have a tremendous slate of products, a very loyal customer base. The good news is none of the problems it's encountered have been fatal.